Media Contact: Jonathan Yohannan
     (jonathan.yohannan@panerabread.com)

Panera Bread Company Reports Q2 2014 Diluted EPS of $1.82

HIGHLIGHTS
- Q2 2014 Revenue increased 7% to $631 million
- Q2 2014 Company-owned comparable net bakery-cafe transactions up 0.4%
- Q2 2014 Company-owned comparable net bakery-cafe sales up 0.1%
- Q3 2014 (first 27 days) Company-owned comparable net bakery-cafe sales up 2.0%
- YTD 2014 System-wide new bakery-cafe AWS of $50,738
- Q3 2014 EPS target of $1.40 to $1.46
- FY 2014 EPS target revised to $6.65 to $6.80

St. Louis, MO, July 29, 2014 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $49 million, or $1.82 per diluted share, for fiscal Q2 2014, which included a $3.2 million, or $0.08 per diluted share, benefit from a favorable resolution of an insurance coverage matter. The fiscal Q2 2014 results compare to net income of $51 million, or $1.74 per diluted share, for fiscal Q2 2013.

For the twenty-six weeks ended July 1, 2014, net income was $92 million, or $3.36 per diluted share. These results compare to net income of $99 million, or $3.38 per diluted share, for the twenty-six weeks ended June 25, 2013.

The Company's fiscal Q2 2014 consolidated statements of comprehensive income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	July 1, 2014	June 25, 2013

Total revenue	$631,055	$589,011	7%
Net income	$49,192	$51,042	-4%
Diluted earnings per share	$1.82	$1.74	5%
Shares used in diluted EPS	27,086	29,287

	For the 26 Weeks Ended		Percentage Change
	July 1, 2014	June 25, 2013

Total revenue	$1,236,808	$1,150,790	7%
Net income	$91,587	$99,159	-8%
Diluted earnings per share	$3.36	$3.38	-1%
Shares used in diluted EPS	27,247	29,308

Fiscal Q2 2014 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q2 2014, on a calendar basis, Company-owned comparable net bakery-cafe sales increased 0.1%, franchise-operated comparable net bakery-cafe sales decreased 0.2%, and system-wide comparable net bakery-cafe sales were flat compared to the comparable period in fiscal 2013. The Company estimates that fiscal Q2 2014 Company-owned comparable net bakery-cafe sales results were negatively impacted by approximately 40 basis points from the shift of the Easter holiday from calendar Q1 2013 to calendar Q2 2014. Adjusting for this shift in Easter, Company-owned comparable net bakery-cafe sales for fiscal Q2 2014 are estimated to have been up 0.5%.

The Company-owned comparable net bakery-cafe sales increase of 0.1% on a calendar basis in fiscal Q2 2014 was comprised of year-over-year positive transaction growth of 0.4% and average check decline of 0.3%. This represents the first quarter of positive transaction growth for Company-owned bakery-cafes since fiscal Q3 2012. After adjusting for the Easter holiday shift, fiscal Q2 2014 transactions were up approximately 0.8%. Average check decline was comprised of negative mix impact of approximately 0.9%, partially offset by price growth of approximately 0.6%.

For the first 27 days of fiscal Q3 2014, Company-owned comparable net bakery-cafe sales growth on a calendar basis was approximately 2.0%.

The Company believes that the calendar basis comparison better reflects the performance of the business as it eliminates the impact of the extra week in fiscal 2013 and compares consistent calendar weeks. Note that on a fiscal basis, Company-owned comparable net bakery-cafe sales for fiscal Q2 2014 also increased 0.1%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

In fiscal Q2 2014, the Company experienced a decline in operating margin of approximately 250 basis points compared to fiscal Q2 2013. This decline was primarily the result of continued investments related to key initiatives designed to improve the Company's guest experience, operational capabilities and technology infrastructure, as well as higher food and marketing expenses.

New Bakery-Cafe Development and AWS

During fiscal Q2 2014, the Company opened 10 new bakery-cafes and its franchisees opened nine new bakery-cafes. As a result, there were 1,818 bakery-cafes open system-wide as of July 1, 2014.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of April 1, 2014	881	919	1,800
Bakery-cafes opened	10	9	19
Bakery-cafes closed	—	(1)	(1)
Bakery-cafes as of July 1, 2014	891	927	1,818

Average weekly sales (“AWS”) for Company-owned "Class of 2014" bakery-cafes through fiscal Q2 2014 was $48,300 compared to $50,983 in the same period of fiscal 2013. AWS for franchise-operated "Class of 2014" bakery-cafes through fiscal Q2 2014 was $53,882 compared to $49,855 in the same period of fiscal 2013. AWS for Company-owned "Class of 2014" traditional bakery-cafes through fiscal Q2 2014 was $50,038 compared to $51,630 in the same period of fiscal 2013. AWS for Company-owned "Class of 2014" non-traditional bakery-cafes through fiscal Q2 2014 was $36,747 compared to $48,286 in the same period of fiscal 2013. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories with a range of different formats.

A schedule of fiscal Q2 2014 AWS is attached to this release as Schedule II.

Use of Capital

On June 5, 2014, the Company's Board of Directors approved a new three year share repurchase authorization of up to $600 million and terminated the prior repurchase authorization. During fiscal Q2 2014, under the share repurchase authorizations, the Company repurchased 325,030 shares at an average price of $153.80 per share for an aggregate purchase amount of approximately $50 million. The total fiscal Q2 2014 share repurchases had a nominal impact on the Company's fiscal Q2 2014 earnings per diluted share. The Company has approximately $588 million remaining under the current $600 million repurchase authorization as of fiscal Q2 2014.

Fiscal Q3 and Q4 2014 Outlook

The Company is targeting fiscal Q3 2014 diluted earnings per share of $1.40 to $1.46, representing an increase of 4% to 8% in fiscal Q3 2014 versus fiscal Q3 2013 excluding the impact of favorable tax-related adjustments of $0.13 per diluted share in fiscal Q3 2013.

The Company is targeting fiscal Q4 2014 diluted earnings per share of $1.89 to $1.98, representing an increase of 3% to 8% in fiscal Q4 2014 versus fiscal Q4 2013 excluding the estimated $0.13 per diluted share benefit from an additional operating week, as fiscal Q4 2013 was comprised of 14 weeks.

The fiscal Q3 and Q4 2014 targets assume the Company will continue to make investments in key initiatives consistent with its strategic plan throughout fiscal 2014. These targets also include the Company's expectation that it will continue to repurchase shares consistently throughout the year.

Full Year Fiscal 2014 Outlook

Diluted EPS Target

The Company is revising its target range for fiscal 2014 earnings per diluted share to $6.65 to $6.80 as a result of lower than expected growth in average check as well as higher than expected input costs.

This full year fiscal 2014 diluted earnings per share target range is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The targeted range for the Company's fiscal 2014 Company-owned comparable net bakery-cafe sales growth is revised to 0.0% to 1.5%. The Company continues to expect both comparable net bakery-cafe sales growth and transaction growth to strengthen in the second half of fiscal 2014 as a result of the timing and momentum of initiatives underway. As a result, the Company continues to expect that full year fiscal 2014 will include positive growth in transactions.

Operating Margin

For fiscal 2014, the Company now expects operating margin will be down 135 to 185 basis points when compared to fiscal 2013. This target reflects more modest comparable net bakery-cafe sales growth, the full year impact of the key initiatives and related investments that are underway and higher input costs.

New Bakery-Cafe Development and AWS

The Company is maintaining its previous target of 115 to 125 system-wide new bakery-cafe openings in fiscal 2014 and its average weekly net sales performance target for new Company-owned bakery-cafes of $41,000 to $43,000 for fiscal 2014.

Concluding Comment

Ron Shaich, Chairman and CEO, commented, "In Q2 and into Q3, we have seen success against the near term goal we set for ourselves: growing transactions. This gives us confidence in the potency of our plan. While our average check declined modestly in Q2, primarily as a result of mix, we expect this will remain only a shorter-term drag. Looking long term, we remain confident in the initiatives underway. We believe they will further improve our guest experience and ensure we have the operational capabilities, technology infrastructure, and the food and marketing innovation necessary to compete and grow in a rapidly evolving marketplace. While we know our strategic plan and initiatives will require significant investment in 2014 and 2015, we continue to believe they will create the foundation for expanded earnings growth well into the future."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, July 30, 2014 to discuss the fiscal Q2 2014 results, preliminary comparable net bakery-cafe sales results for the first 27 days of fiscal Q3 2014, and earnings targets and business outlook for the third and fourth quarters and full year fiscal 2014. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

As of July 1, 2014, there were 1,818 bakery-cafes in 45 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Café® names. We feature high quality, reasonably priced food in a warm, inviting and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by chicken raised without antibiotics, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans-fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor and free Internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 31, 2013 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	July 1, 2014	June 25, 2013
Revenues:
Bakery-cafe sales, net	$555,645	$521,038
Franchise royalties and fees	30,057	27,453
Fresh dough and other product sales to franchisees	45,353	40,520
Total revenues	631,055	589,011
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$168,187	$156,171
Labor	168,210	149,869
Occupancy	39,237	35,701
Other operating expenses	78,714	72,145
Total bakery-cafe expenses	454,348	413,886
Fresh dough and other product cost of sales to franchisees	39,108	34,599
Depreciation and amortization	30,052	25,267
General and administrative expenses	32,229	29,743
Pre-opening expenses	1,376	2,081
Total costs and expenses	557,113	505,576
Operating profit	73,942	83,435
Interest expense	301	178
Other (income) expense, net	(4,003)	(796)
Income before income taxes	77,644	84,053
Income taxes	28,452	33,011
Net income	$49,192	$51,042

Earnings per common share:
Basic	$1.83	$1.75
Diluted	$1.82	$1.74
Weighted average shares of common and common equivalent shares outstanding:
Basic	26,951	29,092
Diluted	27,086	29,287

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	$450	$(362)
Other comprehensive income (loss)	450	(362)
Comprehensive income	$49,642	$50,680

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 26 Weeks Ended
	July 1, 2014	June 25, 2013
Revenues:
Bakery-cafe sales, net	$1,091,194	$1,018,557
Franchise royalties and fees	59,365	54,030
Fresh dough and other product sales to franchisees	86,249	78,203
Total revenues	1,236,808	1,150,790
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$327,081	$302,588
Labor	330,673	298,467
Occupancy	78,488	71,854
Other operating expenses	154,531	140,090
Total bakery-cafe expenses	890,773	812,999
Fresh dough and other product cost of sales to franchisees	74,742	67,197
Depreciation and amortization	59,494	49,632
General and administrative expenses	67,652	58,050
Pre-opening expenses	3,200	3,172
Total costs and expenses	1,095,861	991,050
Operating profit	140,947	159,740
Interest expense	924	480
Other (income) expense, net	(5,215)	(3,216)
Income before income taxes	145,238	162,476
Income taxes	53,651	63,317
Net income	$91,587	$99,159

Earnings per common share:
Basic	$3.38	$3.41
Diluted	$3.36	$3.38
Weighted average shares of common and common equivalent shares outstanding:
Basic	27,111	29,121
Diluted	27,247	29,308

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	$56	$(728)
Other comprehensive income (loss)	56	(728)
Comprehensive income	$91,643	$98,431

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	July 1, 2014	June 25, 2013
Revenues:
Bakery-cafe sales, net	88.1%	88.5%
Franchise royalties and fees	4.8	4.7
Fresh dough and other product sales to franchisees	7.2	6.9
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.3%	30.0%
Labor	30.3	28.8
Occupancy	7.1	6.9
Other operating expenses	14.2	13.8
Total bakery-cafe expenses	81.8	79.4
Fresh dough and other product cost of sales to franchisees (2)	86.2	85.4
Depreciation and amortization	4.8	4.3
General and administrative expenses	5.1	5.0
Pre-opening expenses	0.2	0.4
Total costs and expenses	88.3	85.8
Operating profit	11.7	14.2
Interest expense	—	—
Other (income) expense, net	(0.6)	(0.1)
Income before income taxes	12.3	14.3
Income taxes	4.5	5.6
Net income	7.8%	8.7%

Other comprehensive income (loss)	0.1	(0.1)
Comprehensive income	7.9%	8.6%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 26 Weeks Ended
	July 1, 2014	June 25, 2013
Revenues:
Bakery-cafe sales, net	88.2%	88.5%
Franchise royalties and fees	4.8	4.7
Fresh dough and other product sales to franchisees	7.0	6.8
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.0%	29.7%
Labor	30.3	29.3
Occupancy	7.2	7.1
Other operating expenses	14.2	13.8
Total bakery-cafe expenses	81.6	79.8
Fresh dough and other product cost of sales to franchisees (2)	86.7	85.9
Depreciation and amortization	4.8	4.3
General and administrative expenses	5.5	5.0
Pre-opening expenses	0.3	0.3
Total costs and expenses	88.6	86.1
Operating profit	11.4	13.9
Interest expense	0.1	—
Other (income) expense, net	(0.4)	(0.3)
Income before income taxes	11.7	14.1
Income taxes	4.3	5.5
Net income	7.4%	8.6%

Other comprehensive income (loss)	—	(0.1)
Comprehensive income	7.4%	8.5%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide Average Weekly Sales ("AWS")
	2014[a]	2013	2012	2011	2010
AWS	$47,360	$47,403	$46,676	$44,313	$42,852

[a] Represents year-to-date system-wide AWS at the end of fiscal Q2 2014.

	2014 Company-Owned AWS By Year Opened					Year-Over-Year Change in Company-Owned AWS
	2014 Opens	2013 Opens [b]	2012 Opens & Prior	2013 Acquisitions [c]	Total	2013 Opens [d]	2012 Opens & Prior	AWS Total
Bakery-Cafes	26	63	801	1	891
Q1 14	$55,230	$40,919	$47,539	$55,601	$47,142	-33.9%	1.0%	0.0%
Q2 14	$45,499	$41,953	$48,885	$46,482	$48,313	-13.0%	0.3%	-0.8%
2014 YTD	$48,300	$41,436	$48,212	$51,041	$47,731	-18.7%	0.7%	-0.4%

[b] 2013 Company-owned AWS excludes acquisition data.

[c] Represents one Panera bakery-cafe in 2013.

[d] Change in Company-owned AWS in 2014 from 2013 compares 63 bakery-cafes in 2014 against 28 bakery-cafes at the end of fiscal Q2 2013.

	2014 Franchise-Operated AWS By Year Opened				Year-Over-Year Change in Franchise-Operated AWS
	2014 Opens	2013 Opens	2012 Opens & Prior	Total	2013 Opens [e]	2012 Opens & Prior	AWS Total
Bakery-Cafes	20	70	837	927
Q1 14	$58,891	$43,874	$46,881	$46,717	-14.9%	0.2%	-0.2%
Q2 14	$52,347	$43,581	$47,500	$47,290	-11.8%	-0.4%	-1.0%
2014 YTD	$53,882	$43,727	$47,191	$47,005	-12.3%	-0.1%	-0.6%

[e] Change in Franchise-operated AWS in 2014 from 2013 compares 70 bakery-cafes in 2014 against 31 bakery-cafes at the end of fiscal Q2 2013.

	Traditional and Non-Traditional AWS [f]
	Company-Owned		Franchise-Operated		System-Wide
	2014 Opens	2013 Opens	2014 Opens	2013 Opens	2014 Opens	2013 Opens
Traditional Bakery-Cafes	22	24	19	27	41	51
Non-Traditional Bakery-Cafes	4	4	1	4	5	8
Traditional AWS	$50,038	$51,630	$53,568	$52,149	$51,653	$51,928
Non-Traditional AWS	$36,747	$48,286	$57,102	$44,320	$42,199	$46,944
Total	$48,300	$50,983	$53,882	$49,855	$50,738	$50,338

[f] Represents year-to-date bakery-cafe openings and AWS for fiscal 2014 and fiscal 2013. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units.

Schedule II (continued)

	Bakery-Cafe Openings (excluding acquisitions) [g]
	Company	Franchise	Total		Company	Franchise	Total
Q1 14	16	11	27	Q1 13	10	12	22
Q2 14	10	9	19	Q2 13	18	19	37
Q3 14				Q3 13	17	15	32
Q4 14				Q4 13	18	24	42
2014 YTD	26	20	46	2013 YTD	63	70	133

[g] Bakery-cafe openings in fiscal Q1 2014 exclude the opening of one Company-owned catering hub. Bakery-cafe openings in fiscal Q2 2014 exclude the opening of one Company-owned and one franchise-operated catering hub. As of fiscal Q2 2014, there were eight Company-owned and one franchise-operated catering hubs operating.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information on a calendar basis comparing fiscal Q2 2014 to comparable periods in the prior year:

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended
	April 29, 2014	June 3, 2014	July 1, 2014	July 1, 2014	July 1, 2014
Company-owned	0.4%	0.4%	-0.6%	0.1%	0.1%
Franchise-operated	-0.7%	0.0%	0.2%	-0.2%	0.0%
System-wide	-0.2%	0.2%	-0.2%	0.0%	0.0%

Set forth below is Company-owned comparable net bakery-cafe sales growth information for fiscal Q2 2014 adjusted for the estimated impact of the Easter shift between calendar quarters:

For the 13 Weeks Ended
July 1, 2014
Company-owned As Reported	0.1%
Easter Shift	0.4%
Adjusted Company-owned	0.5%